EXHIBIT 10.3

CLEARFIELD, INC. 2022 STOCK COMPENSATION PLAN RESTRICTED STOCK AWARD AGREEMENT

PARTICIPANT:
AWARD DATE:
SHARES OF RESTRICTED STOCK:
LAPSE OF RESTRICTIONS:	The Restricted Stock shall vest and the Restrictions on the Restricted Stock shall lapse on _____________ (except as otherwise provided in this Agreement)

THIS RESTRICTED STOCK AWARD AGREEMENT (this “Agreement”) is made as of the Award Date set forth above, by and between Clearfield, Inc., a Minnesota corporation (the “Company”), and the person named above (“Participant”) setting forth the terms and conditions of an award of Restricted Stock granted pursuant to the terms of the Clearfield, Inc. 2022 Stock Compensation Plan (the “Plan”).

Capitalized terms used herein and not defined shall have the meaning given such terms in the Plan.

1.                  Grant of Restricted Stock. In accordance with the terms of the Plan and subject to the further terms, conditions and restrictions contained in this Agreement, the Company hereby grants to Participant the number of shares of Restricted Stock set forth above. “Restricted Stock” means shares of the Company’s common stock (the “Shares”) subject to the Restrictions set forth in Section 3 of this Agreement.

2.                  Certificates for Shares.

(a)               Certificates evidencing the Restricted Stock shall be subject to the control of the Company (either through appropriate entries in accounts at the Company’s transfer agent or through the Company’s physical control of a certificate relating to the Restricted Stock) until such Shares are released to Participant or forfeited in accordance with this Agreement. If requested by the Company, Participant shall, simultaneously with the delivery of this Agreement, deliver to the Company a stock power, in blank, executed by Participant. If any Restricted Stock is forfeited, the Company shall direct the transfer agent of the Shares to make the appropriate entries in its records showing the cancellation of the certificate or certificates for such Restricted Stock and the Shares represented thereby shall have the status as authorized but unissued Shares.

(b)               The Share certificate or certificates evidencing the Restricted Stock issued hereunder shall be endorsed with the following legend (in addition to any other legend or legends required under applicable Federal and state securities laws):

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER AND RIGHTS OF REPURCHASE AS SET FORTH IN ANY AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDERS AND IN THE CLEARFIELD, INC. 2022 STOCK COMPENSATION PLAN, ALL AS MAY BE AMENDED FROM TIME TO TIME. ANY PERSON OR ENTITY TO WHOM SHARES REPRESENTED BY THIS CERTIFICATE, OR ANY INTEREST THEREIN, ARE TRANSFERRED SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY SUCH AGREEMENT. COPIES OF SUCH AGREEMENTS AND THE PLAN MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.

3.                  Restrictions. During the period prior to the vesting and lapse of the restrictions as set forth in Section 5 (the “Restriction Period”) and subject to earlier termination of the Restriction Period or forfeiture of the Restricted Stock, the Restricted Stock and all rights with respect to the Restricted Stock, may not be sold, assigned, transferred, exchanged, pledged, hypothecated or otherwise encumbered or disposed of and shall be subject to the risk of forfeiture contained in Section 4 of this Agreement (such limitations on transferability and risk of forfeiture being herein referred to as “Restrictions”), but Participant shall have all other rights of a stockholder, including, but not limited to, the right to vote and receive dividends on the Restricted Stock.

4.                  Forfeiture of Restricted Stock. If Participant shall cease to be an employee of the Company and/or any of its Subsidiaries for any reason, all Shares that at that time are Restricted Stock shall thereupon be forfeited by Participant to the Company without payment of any consideration therefor, and neither Participant, nor any successor, heir, assign or personal representative shall have any right or interest in or to such Restricted Stock or the certificates evidencing the Restricted Stock.

5.                  Lapse of Restrictions.

(a)               Except as provided in Section 4 or in Section 5(b), the Restricted Stock shall vest and the Restrictions on the Restricted Stock granted under this Agreement shall lapse as to the number of Shares of Restricted Stock and on the dates stated above under “Lapse of Restrictions.” Upon vesting and lapse of the Restrictions in accordance with this Section, the Company shall, as soon as practicable thereafter, deliver to Participant a certificate or cause the Company’s transfer agent to make appropriate credits to Participant’s book entry account for the Shares with respect to which such Restrictions have vested and lapsed.

(b)               Notwithstanding any other provision of this Agreement, the Restricted Stock shall vest in full and all Restrictions with respect to any Restricted Stock shall lapse upon (1) a termination of employment by the Company without Cause or by the Participant for Good Reason, within twenty-four (24) months following a Change in Control where the Plan is assumed by the successor corporation or the Company is the surviving entity and the Plan continues, or (2) the occurrence of a Change in Control, if the Plan is not assumed by the successor corporation.

6.                  Non-Transferability. Neither the Restricted Stock nor this Agreement nor any interest in the Shares or this award may be alienated, encumbered, sold, pledged, assigned, transferred or subjected to any charge or legal process, other than by will or the laws of descent and distribution, so long as the Restrictions have not lapsed as to any share of Restricted Stock and the Shares have not been delivered in accordance with the Plan, and any sale, pledge, assignment or other attempted transfer shall be null and void.

7.                  Successors and Heirs. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, and upon any person that is an acquiring person in a Change in Control involving the Company. In the event of Participant’s death, any Shares to which Participant may become entitled pursuant to this Agreement or the Plan will be delivered to his or her heirs or personal representative in accordance with the terms of the Plan.

8.                  Governing Law. This Agreement and any matter relating to the Restricted Stock will be construed, administered and governed in all respects under and by the applicable laws of the State of Minnesota, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement, the Plan, this Award of Restricted Stock or the Restricted Stock to the substantive law of another jurisdiction.

9.                  Tax Withholding. Participant will be responsible for all tax obligations that arise as a result of the grant, vesting and lapse of the Restrictions, or settlement of the Restricted Stock. Participant acknowledges that unless Participant makes a proper and timely Section 83(b) election as further described below, then at the time of vesting and lapse of the Restrictions on the Restricted Stock, Participant will be obligated to recognize ordinary income in an amount equal to the Fair Market Value, as of the date of vesting and lapse of Restrictions, of those Shares issuable to the Participant upon the vesting and lapse of Restrictions. Participant understand that Participant may file, within 30 days of the Award Date, an election with the Internal Revenue Service pursuant to Section 83(b) of the Internal Revenue Code to be taxed currently on the Fair Market Value of the Restricted Stock as of the Award Date. Participant acknowledges that it is Participant’s sole responsibility to timely file an election under Section 83(b) of the Code. If Participant makes such an election, Participant must promptly provide the Company with a copy. The Company has no, and shall incur no, liability or obligation with respect to the Section 83(b) election made, or not made, by the Participant.

The Company shall have the power and the right to deduct or withhold, or require Participant to remit to the Company, as a condition precedent for the delivery by the Company of the Shares deliverable upon vesting and lapse of Restrictions, an amount sufficient to satisfy federal, state and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the grant, vesting and lapse of the Restrictions, or settlement of the Restricted Stock. Unless Participant has made arrangements prior to the date the tax withholding obligation arises to satisfy such tax withholding amount in cash or has made an election under Section 83(b) of the Internal Revenue Code, Participant acknowledges and agrees that such tax withholding amount shall be satisfied by the Company retaining the number of Shares from those Shares issuable to the Participant at the time of the vesting and lapse of Restrictions as the Company determines to be sufficient to satisfy such tax withholding obligation. Notwithstanding the foregoing, in no event shall payment of withholding taxes be made by retention of Shares by the Company unless the Company retains only Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. The Company may also deduct from any award under the Plan payment of any other amounts due by Participant to the Company.

10.              Plan Controls. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan. In accordance with the Plan, all decisions of the Committee shall be final and binding upon Participant and the Company.

11.              Tax Consequences. The Participant may incur tax liability as a result of the vesting and/or disposition of the Restricted Stock, or in connection with a Section 83(b) election. THE PARTICIPANT SHOULD CONSULT A TAX ADVISOR BEFORE MAKING A SECTION 83(b) ELECTION, THE VESTING OF THE RESTRICTED STOCK OR THE DISPOSITION OF SUCH SHARES.

12.              Representations by Participant. The Participant has read this Agreement and is familiar with its terms and provisions. The Participant has reviewed with personal tax advisors the Federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board (or committee with delegated authority) upon any questions arising under this Agreement.

IN WITNESS WHEREOF, the Company and Participant have each executed and delivered this Agreement as of the date first above written.

CLEARFIELD, INC.

By:
Its:

PARTICIPANT:

Print Name of Participant

Signature of Participant